Exhibit 5.1

Direct:	+852 2801 6066
Cell:	+852 6621 8994
E-mail:	rthorp@traversthorpalberga.com

NaaS Technology Inc.

Newlink Center, Area G,

Building 7, Huitong Times Square,

No.1 Yaojiayuan South Road,

Chaoyang District,

Beijing, China

24 April 2026

Dear Sirs

NaaS Technology Inc.

We have acted as Cayman Islands legal advisers to NaaS Technology Inc. (the “Company”) in connection with the Company’s registration statement on Form F-1A, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), as amended (the “Registration Statement”), related to the sale by certain shareholders of the Company of (i) up to 32,576,000,000 Class A ordinary shares, par value US$0.000001 per share of the Company (the “Placement Shares”) issued to certain investors pursuant to a share subscription agreement dated 4 November 2025, as supplemented and modified by a certain supplementary agreement dated 27 February 2026 and a share subscription agreement dated 6 March 2026 (the “Share Subscription Agreement”), (ii) up to 4,800,000,000 Class A ordinary shares of the Company (the “Warrant Shares”) issuable upon exercise of the warrants issued to certain investors pursuant to the Share Subscription Agreement, and (iii) up to 468,750 American depositary shares of the Company (the “Warrant ADSs”, together with the Placement Shares and the Warrant Shares, the “Shares”) issuable upon exercise of the warrants issued to certain investors pursuant to a securities purchase agreement dated 31 March 2025, as supplemented and modified by certain warrant amendments dated 6 March 2026 (the “Securities Purchase Agreement”). This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed originals, copies, drafts or conformed copies of the documents listed in Schedule 1 to this opinion, being all of the documents necessary to form our opinion. Defined terms shall have the meanings set out in Schedule 1 or in the Registration Statement.

2	Assumptions

The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate, as to matters of fact, without further verification and have assumed that copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals. We have also relied upon the assumptions set out in Schedule 2 to this opinion, which we have not independently verified.

3	Opinions

Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	the Company has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands;

3.2	the issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and the Agreements, the Shares will be legally issued and allotted, fully paid and non-assessable. In this opinion the phrase “non-assessable” means, with respect to Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil). As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders); and

3.3	the statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and such statements constitute our opinion.

We hereby consent to the prospectus discussion of this opinion, to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours sincerely,

/s/ TRAVERS THORP ALBERGA
TRAVERS THORP ALBERGA

SCHEDULE 1

List of Documents Reviewed

1	The certificate of incorporation, the certificate of incorporation on change of name and the certificate of incorporation on change of name of the Company dated 16 July 2013, 16 June 2017 and 10 June 2022 respectively;

2	the fourth amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 23 January 2026 and became effective on 29 January 2026 (the “M&A”);

3	a certificate from a Director of the Company addressed to this firm (the “Director’s Certificate”);

4	the Registration Statement;

5	a certificate of good standing relating to the Company dated 4 March 2026 issued by the Cayman Islands Registrar of Companies;

6	the Share Subscription Agreement; and

7	the Securities Purchase Agreement.

(Items 6 and 7 above are together, the “Agreements”)

SCHEDULE 2

Assumptions

We have relied upon the following assumptions, which we have not independently verified:

1	The M&A remain in full force and effect and are unamended.

2	The Resolutions were signed by all the directors or all the shareholders, as the case may be, in the manner prescribed in the memorandum and articles of association applicable at the time of passing the Resolutions.

3	The shareholders of the Company have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from performing its obligations under the corporate governance practices described or provided for (as the case may be) in the exhibits to the IPO Board Resolutions.

4	The Resolutions were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

5	The directors of the Company at the date of the Resolutions and at the date hereof were and are those individual(s) that signed the IPO Board Resolutions.

6	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened in accordance with the then current articles of association of the Company) and all resolutions passed at the meetings, or passed by written consent as the case may be.

7	Each director considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions the subject of the Opinion.

8	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

9	The Company is not a central bank, monetary authority or other sovereign entity of any state.

NaaS Technology Inc.

Harbour Place, 2nd Floor, North Wing 103 South Church Street

P.O. Box 472, George Town Grand Cayman KY1-1106

Cayman Islands

April 24, 2026

To:	Travers Thorp Alberga 3605-06 Two Lippo Centre 89 Queensway Admiralty, Hong Kong

Dear Sirs

NaaS Technology Inc. (the “Company”)

I, WANG Yang, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The M&A remain in full force and effect and are unamended.

2	The Agreements have been executed and delivered on behalf of the Company in accordance with the relevant memorandum and articles at the time such Agreement was entered into and remain in full force and effect and are unamended.

3	The shareholders of the Company have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under any relevant agreement for Securities.

4	There is nothing contained in the minute book or the corporate records of the Company (which we have not inspected other than the documents listed in Schedule 1 to the opinion) which would or might affect the opinions.

5	To the best of my knowledge and belief, having made the due inquiry, and other than the legal proceedings disclosed in the Registration Statement, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally (Attn.: Mr. Richard Thorp) to the contrary.

Signature:	/s/ WANG Yang
Name:
Director

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